Exhibit 10.25

CHANGE IN CONTROL AGREEMENT

Change in Control Agreement (this “Agreement”) made as of this ___ day of _______, 20__, by and between Citrix Systems, Inc. (the “Company”) and ________________ (the “Executive”).

1.Purpose. The Company considers it essential to the best interests of its stockholders to promote and preserve the continuous employment of key management personnel. The Board of Directors of the Company (the “Board”), therefore, has determined that appropriate steps should be taken to provide the Executive with competitive compensation and benefits arrangements upon a Change in Control (as defined in Section 2 hereof). Nothing in this Agreement shall be construed as creating an express or implied contract of employment; and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

2.     Change in Control. A “Change in Control” shall be deemed to have occurred upon the occurrence of any one of the following events:

(a)    any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended and in effect from time to time (the “Exchange Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or
(b)    the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or

(c)    persons who, as of the date hereof, constitute the Company’s Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(d)    any other acquisition of the business of the Company in which a majority of the Board votes in favor of a decision that a Change in Control has occurred within the meaning of this Agreement; or

(e)    the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (a) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 30 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 30 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (a).

3.    Terminating Event. A “Terminating Event” shall mean any of the events provided in this Section 3:

(a)    Termination by the Company. Termination by the Company of the employment of the Executive with the Company for any reason other than for

Cause, Disability or death. For purposes of this Agreement, “Cause” shall mean a termination of the Executive’s employment which is a result of:
(i)    a felony conviction; or
(ii)    willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or affiliates; or
(iii)    willful and continued failure substantially to perform the Executive’s same duties with the Company as in existence prior to the Change in Control (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand identifies the specific actions which the Board believes constitute willful and continued failure substantially to perform the Executive’s duties, and which performance is not substantially corrected by the Executive within ten (10) days of receipt of such demand; or
(iv)    willful and knowing participation in releasing false or materially misleading financial statements or submission of a false certification to the Securities and Exchange Commission.
A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive’s being an employee of any direct or indirect successor to the business or assets of the Company. For purposes of clauses (ii), (iii) and (iv) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company and its subsidiaries and affiliates. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his or her counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clause (i), (ii), (iii) or (iv) of this section and specifying the particulars thereof in detail.

For purposes hereof, the Executive will be considered to have a “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his or her duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12 month period. For purposes of clarification only, a termination by the Company of the employment of the Executive with the Company for Cause shall not be deemed to be a Terminating Event.

(b)    Termination by the Executive for Good Reason. Termination by the Executive of the Executive’s employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

(i)    an adverse change, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to the Change in Control; or
(ii)    a reduction in the Executive’s annual base salary or Target Bonus, each as in effect on the date hereof or as the same may be increased from time to time hereafter, except for across-the-board reductions of annual base salary similarly affecting all executive officers of the Company; or
(iii)    the relocation of the Company’s offices at which the Executive is principally employed immediately prior to the date of a Change in Control (the “Current Offices”) to any other location more than 35 miles from the Current Offices, or the requirement by the Company for the Executive to be based more than 35 miles away from the Current Offices, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control; or

(iv)     the failure by the Company to obtain an effective agreement from any successor to assume and agree to perform this Agreement, as required by Section 19; or

(v)    the failure by the Company to provide benefits reasonably comparable to those in effect immediately prior to the Change in Control.

For purposes of this Agreement, “Target Bonus” shall mean the Executive’s cash incentive compensation target for the applicable fiscal period, calculated as though the Company and the Executive achieved, as of the applicable measurement date, the Company’s financial targets and the Executive’s financial targets and individual goals, each at the 100 percent level.

4.    Change in Control Payment. In the event a Terminating Event occurs within 12 months after a Change in Control, the following shall occur:

(a)    the Company shall pay to the Executive an amount equal to one and a half times the sum of (i) the Executive’s annual base salary in effect on the date of the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher) and (ii) the Executive’s Target Bonus as in effect on the date of the Terminating Event (or the Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher), payable in one lump-sum payment no later than three days following the Date of Termination;
(b)    the Company shall continue to provide to the Executive certain benefits, including without limitation health, dental and life insurance benefits, on the same terms and conditions as though the Executive had remained an active employee for 18 months, except that all costs and insurance premiums shall be paid by the Company;
(c)     the Company shall provide COBRA benefits to the Executive following the end of the period referred to in Section 4(b), such benefits to be determined as though the Executive’s employment had terminated at the end of such period;

(d)    the Company shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation initiated by the Executive; and
(e)    Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, upon a Terminating Event, all outstanding stock options and other stock-based awards granted to the Executive by the Company, including but not limited to restricted stock and restricted stock units, shall immediately accelerate and become exercisable or non-forfeitable as of the effective date of such Terminating Event; provided, however, with respect to stock-based awards with performance vesting with respect to which the number of options, units or shares, as the case may be, has not been determined, the performance criteria set forth in the award agreement will be deemed to be 100 percent attained, and 100 percent of the base number of such options, units or shares, as the case may be, shall become fully vested and non-forfeitable; provided further that, notwithstanding the foregoing, this Agreement shall not apply to any equity award to the Executive under a Long Term Incentive Agreement except to the extent expressly set forth therein and that, upon a Terminating Event, each such award shall be treated in the manner set forth in the Long Term Incentive Agreement governing such award. The Executive shall also be entitled to any other rights and benefits with respect to stock-based awards to the extent and upon the terms provided in the award agreement, plan or other instrument attendant thereto pursuant to which such stock-based awards were granted.

5.    Additional Limitation.
(a)Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the following provisions shall apply:
(i)    If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.
(ii)    If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the benefits payable under this Agreement shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time, then the payments shall be reduced in reverse chronological order.
(b)For the purposes of this Section 5, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.
(c)The determination as to which of the alternative provisions of Section 5(a) above shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(a) above shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6.     Executive’s Covenant. The Executive has entered into a Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement with the Company dated as of (the “Non-Compete Agreement”), which is incorporated herein by reference and survives the termination or expiration of this Agreement. In consideration of the benefits received under this Agreement, the Executive hereby reconfirms his or her obligations under the Non-Compete Agreement in all respects.

7.     Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earliest of (a) the termination by the Company of the employment of the Executive for Cause or the failure by the Executive to perform his or her full-time duties with the Company by reason of his or her death or Disability, (b) the resignation or termination of the Executive’s employment for any reason prior to a Change in Control, (c) the determination, prior to the earlier of (i) a Change in Control or (ii) the Company’s entering into a definitive agreement for a Corporate Transaction that if consummated would constitute a Change in Control, that the Executive is no longer an “officer” as such term is defined in Rule 16a‑1(f) under the Exchange Act as a result of a change in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties, (d) the termination of the Executive’s employment with the Company after a Change in Control for any reason other than the occurrence of a Terminating Event, or (e) the date which is 18 months and one day after a Change in Control if the Executive is still employed by the Company.
8.    Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
9.    Notice and Date of Termination; Disputes; Etc.
(a)    Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 9. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination.

(b)    Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the term of this Agreement, shall mean the date specified in the Notice of Termination. In the case of a termination by the Company other than a termination for Cause (which may be effective immediately), the Date of Termination shall not be less than 30 days after the Notice of Termination is given. In the case of a termination by the Executive, the Date of Termination shall not be less than 15 days from the date such Notice of Termination is given. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a “Termination by the Company” for purposes of this Agreement.
(c)    No Mitigation. The Company agrees that, if the Executive’s employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 4 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.
(d)    Settlement and Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the State of Delaware by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Fort Lauderdale. Such arbitration shall be conducted in the City of Fort Lauderdale in accordance with the rules of the American Arbitration Association for commercial arbitrations, except with respect to the selection of arbitrators which shall be as provided in this Section 9(d). Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.
10.    Successor to Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after a Terminating Event but prior to the completion by the Company of all payments due him under Section 4 of this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his or her death (or to his or her estate, if the Executive fails to make such designation).
11.    Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
12.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
13.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company, or to the Company at its main office, attention of the Board.
14.    Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan.
15.    No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Affiliates may have against the Executive or others whether by reason of the Executive’s breach of this Agreement, subsequent employment of the Executive, or otherwise.
16.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning such subject matter.
17.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
18.    Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of Delaware, without giving effect to such state’s conflicts of laws principles.
19.    Obligations of Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
20.    Section 409A.
(a)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death; provided, however, that in the case of benefits, the Executive may elect to pay for the costs of such benefits during such delay period in exchange for reimbursement of such costs after the end of the delay period. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.
(b)    The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(c)    To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).
(d)    The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.

CITRIX SYSTEMS, INC.

By:
Name:
Title:

Name of Executive:
Title:

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